Exhibit 99.1
NEWS RELEASE
Timken Reports Third-Quarter Results
•	Strong industrial markets benefit company performance

•	Actions underway to address volume declines in

North American automotive market
          CANTON, Ohio – Oct. 25, 2006 – The Timken Company (NYSE: TKR) today reported sales of $1.27 billion in the third quarter, up slightly from the same period a year ago. Strong sales in industrial markets were largely offset by significant declines in automotive markets. The company achieved third-quarter net income of $46.5 million, or $0.49 per diluted share, up from $39.8 million, or $0.43 per diluted share, in last year’s third quarter.
          Excluding special items, earnings per diluted share were $0.57 compared to $0.58 for the same period in 2005. Special items in the third quarter included manufacturing restructuring and rationalization charges that totaled $7.1 million of pretax expense, compared to $28.3 million in the same period a year ago.
          “Our industrial and steel businesses performed well in the third quarter with industrial markets continuing to drive strong demand for our products,” said James W. Griffith, president and chief executive officer. “Dramatic volume reductions are posing significant challenges across the North American automotive market. We are taking actions to adapt to the decline in demand and will continue to pursue structural changes to bring our Automotive business to profitability.”
          For the first nine months of 2006, sales were $4.0 billion, an increase of 3 percent from the same period in the prior year, driven by strong industrial markets. Earnings per diluted share for the first nine months of 2006 increased to $1.99 from $1.79 in the same period a year ago.
The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media & Government Affairs
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-4118
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors

          Special items in the first nine months of 2006 totaled $32.9 million of pretax expense, compared to $33.1 million in the same period a year ago, and included manufacturing, restructuring and rationalization charges and the impact of asset dispositions. Excluding special items, earnings per diluted share in the first nine months of 2006 were $2.19, compared to $1.99 during the same period in 2005, due to continued strong industrial market demand.
          Total debt was $752.8 million as of Sept. 30, 2006, or 30.7 percent of capital. Net debt at Sept. 30, 2006, was $698.7 million, or 29.2 percent of capital, compared to $655.6 million, or 30.5 percent of capital, as of Dec. 31, 2005. Year-to-date, the increase in net debt was primarily due to capital expenditures to support the company’s growth initiatives, pension contributions and seasonal working capital requirements. The company anticipates ending the year with lower net debt and leverage, compared to Dec. 31, 2005.
Industrial Group Results
          The Industrial Group had third-quarter sales of $501.8 million, up 7 percent from $468.2 million for the same period last year. The company continued to benefit from strong demand across its broad industrial segments, led by increases in the aerospace, industrial distribution and heavy industry segments.
          The Industrial Group’s earnings before interest and taxes (EBIT) in the third quarter were $48.2 million, compared to $47.4 million for the same period last year. EBIT performance reflected continued strong volume and pricing, which were offset primarily by higher manufacturing costs, including those for capacity additions and increased investments for growth initiatives. Timken continues to make investments in Asia and key global industrial markets, including construction of the company’s fifth manufacturing facility in China, opening of a global aerospace facility in Arizona and introduction of a new line of large-bore seals.
The Timken Company

          For the first nine months of 2006, Industrial Group sales were $1.5 billion, up 7 percent over the same period a year ago. EBIT for the first nine months of 2006 was $157.6 million, compared to EBIT of $158.1 million over the prior-year period.
Automotive Group Results
          The Automotive Group’s third-quarter sales of $363.6 million were 11 percent below the same period a year ago. The decline in sales was the result of significant reductions in vehicle production by automakers headquartered in North America, which was partially offset by improved pricing.
          The Automotive Group recorded a third-quarter loss of $26.3 million, compared to a loss of $6.0 million for the same period a year ago. EBIT during the quarter was negatively impacted by lower volume, leading to underutilization of manufacturing capacity. In response to the recent drop in demand, Timken announced in September 2006 the reduction of 700 positions from its Automotive Group. This action is expected to result in savings of approximately $35 million, which will be fully realized by the middle of 2007, at a cost of approximately $25 million. This program is in addition to the automotive restructuring plan announced in July 2005, which has targeted savings of approximately $40 million by the end of 2007. The company anticipates taking additional actions to structurally improve the performance of this business going forward.
          For the first nine months of 2006, Automotive Group sales of $1.2 billion were 3 percent below the same period last year. The group recorded a loss of $31.4 million for the first nine months of 2006, compared to a loss of $12.4 million in the first nine months of 2005.
Steel Group Results
          Steel Group third-quarter sales were $442.6 million, a 3 percent increase from $427.9 million in the same period a year ago. The sales were driven by increased pricing, surcharges and higher demand in the service center, aerospace and energy segments, and were negatively impacted by lower automotive demand.
The Timken Company

          Third-quarter EBIT was $63.0 million, compared to $49.7 million for the same period last year. The strong results were due to price increases, surcharges, better sales mix and improved manufacturing productivity.
          During the quarter, the Steel Group announced an investment in a new induction heat-treat line that will increase Timken’s capacity and ability to provide differentiated products to more customers in important global energy markets. In addition, the group recently announced its intention to exit its European seamless steel tube manufacturing operation as part of its strategy to strengthen its business portfolio.
          For the first nine months of 2006, Steel Group sales were $1.4 billion, a 3 percent increase over the first nine months of last year. EBIT for the first nine months of 2006 was $209.6 million compared to EBIT of $170.2 million in the first nine months of 2005.
Outlook
          Based on third-quarter performance, Timken is estimating 2006 earnings per diluted share, excluding special items, of $2.65 to $2.75. In 2005, the company earned $2.53 per diluted share, excluding special items.
Conference Call Information
          The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Wednesday, Oct. 25, 2006
11:00 a.m. Eastern Daylight Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Replay Dial-In through Nov. 1, 2006:
800-642-1687 or 706-645-9291
Conference ID: 5677550 (Valid for live call and
replay)

Live Webcast:	www.timken.com/investors
The Timken Company

About The Timken Company
          The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements related to expected savings and costs of the company’s programs and initiatives and expectations regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; fluctuations in raw-material and energy costs and the operation of the company’s surcharge mechanisms; changes in the financial health of the company’s customers; and the impact on operations of general economic conditions, higher raw-material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005, page 65, and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The company undertakes no obligation to update or revise any forward-looking statement.
###
The Timken Company

CONSOLIDATED STATEMENT OF INCOME

	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data) (Unaudited)	Q3 06	Q3 05	Nine Months 06	Nine Months 05	Q3 06	Q3 05	Nine Months 06	Nine Months 05

Net sales	$1,272,922	$1,258,133	$4,008,027	$3,887,351	$1,272,922	$1,258,133	$4,008,027	$3,887,351
Cost of products sold	1,021,019	1,002,705	3,147,732	3,076,089	1,021,019	1,002,705	3,147,732	3,076,089
Manufacturing rationalization/reorganization expenses — cost of products sold	3,419	3,017	11,400	10,189	—	—	—	—

Gross Profit	$248,484	$252,411	$848,895	$801,073	$251,903	$255,428	$860,295	$811,262
Selling, administrative & general expenses (SG&A)	162,955	162,231	511,778	487,325	162,955	162,231	511,778	487,325
Manufacturing rationalization/reorganization expenses — SG&A	1,044	790	2,737	1,477	—	—	—	—
Impairment and restructuring	2,682	24,451	21,162	24,407	—	—	—	—

Operating Income	$81,803	$64,939	$313,218	$287,864	$88,948	$93,197	$348,517	$323,937
Other (expense) income	(2,018)	(4,265)	(11,367)	(12,433)	(2,018)	(4,265)	(11,367)	(12,433)
Special items — other (expense) income	76	(8)	2,430	2,987	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$79,861	$60,666	$304,281	$278,418	$86,930	$88,932	$337,150	$311,504
Interest expense, net	(10,850)	(11,968)	(34,149)	(37,157)	(10,850)	(11,968)	(34,149)	(37,157)

Income Before Income Taxes	$69,011	$48,698	$270,132	$241,261	$76,080	$76,964	$303,001	$274,347
Provision for income taxes	22,465	8,867	82,955	75,861	21,849	23,501	96,960	90,809

Net Income	$46,546	$39,831	$187,177	$165,400	$54,231	$53,463	$206,041	$183,538

Earnings Per Share	$0.50	$0.43	$2.01	$1.81	$0.58	$0.58	$2.21	$2.01

Earnings Per Share-assuming dilution	$0.49	$0.43	$1.99	$1.79	$0.57	$0.58	$2.19	$1.99

Average Shares Outstanding	93,500,491	91,688,231	93,239,292	91,238,444	93,500,491	91,688,231	93,239,292	91,238,444
Average Shares Outstanding-assuming dilution	94,376,937	92,821,344	94,238,413	92,181,013	94,376,937	92,821,344	94,238,413	92,181,013

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

Management believes that the adjusted statements are more representative of the company’s performance and therefore useful to investors.

BUSINESS SEGMENTS

(Thousands of U.S. dollars) (Unaudited)	Q3 06	Q3 05	Nine Months 06	Nine Months 05

Industrial Group
Net sales to external customers	$501,347	$467,774	$1,533,397	$1,433,746
Intersegment sales	469	435	1,366	1,461

Total net sales	$501,816	$468,209	$1,534,763	$1,435,207
Adjusted earnings before interest and taxes (EBIT) * (2)	$48,180	$47,444	$157,557	$158,072
Adjusted EBIT Margin (2)	9.6%	10.1%	10.3%	11.0%

Automotive Group
Net sales to external customers	$363,586	$407,959	$1,211,284	$1,254,173
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($26,276)	($6,040)	($31,377)	($12,357)
Adjusted EBIT (Loss) Margin (2)	-7.2%	-1.5%	-2.6%	-1.0%

Steel Group
Net sales to external customers	$407,989	$382,400	$1,263,346	$1,199,432
Intersegment sales	34,584	45,512	116,556	141,248

Total net sales	$442,573	$427,912	$1,379,902	$1,340,680
Adjusted earnings before interest and taxes (EBIT) * (2)	$63,010	$49,698	$209,580	$170,171
Adjusted EBIT Margin (2)	14.2%	11.6%	15.2%	12.7%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	Sept 30, 2006	Jun 30, 2006	Dec 31, 2005
Short-term debt	$204,166	$150,983	$159,279
Long-term debt	548,611	553,016	561,747

Total Debt	752,777	703,999	721,026
Less: cash and cash equivalents	(54,069)	(38,752)	(65,417)

Net Debt	$698,708	$665,247	$655,609

Shareholders’ equity	1,697,303	1,661,302	1,497,067

Ratio of Total Debt to Capital	30.7%	29.8%	32.5%
Ratio of Net Debt to Capital (Leverage)	29.2%	28.6%	30.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as debt plus shareholder’s equity. Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.
Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/ reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain on the sale of non-strategic assets.

	Third Quarter				Nine Months
	06		05		06		05
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS	$	EPS	$	EPS	$	EPS
		assuming dilution		assuming dilution		assuming dilution		assuming dilution

Net income	$46,546	$0.49	$39,831	$0.43	$187,177	$1.99	$165,400	$1.79

Pre-tax special items:

Manufacturing rationalization/reorganization expenses — cost of products sold	3,419	0.04	3,017	0.03	11,400	0.12	10,189	0.11

Manufacturing rationalization/reorganization expenses — SG&A	1,044	0.01	790	0.01	2,737	0.03	1,477	0.02
Impairment and restructuring	2,682	0.03	24,451	0.26	21,162	0.22	24,407	0.26
Special items — other expense (income)	(76)	—	8	—	(2,430)	(0.03)	(2,987)	(0.03)
Provision for income taxes	616	—	(14,634)	(0.15)	(14,005)	(0.14)	(14,948)	(0.16)

Adjusted net income	$54,231	$0.57	$53,463	$0.58	$206,041	$2.19	$183,538	$1.99

Reconciliation of Outlook Information.
Expected earnings per diluted share for the full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain or loss on the sale of non-strategic assets, and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2006 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET

	Sept 30	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2006	2005

ASSETS
Cash & cash equivalents	$54,069	$65,417
Accounts receivable, net	734,631	711,783
Inventories, net	1,077,792	998,368
Deferred income taxes	92,369	104,978
Other current assets	104,646	102,763

Total Current Assets	$2,063,507	$1,983,309
Property, plant & equipment	1,606,782	1,547,044
Goodwill	216,961	204,129
Other assets	256,804	259,252

Total Assets	$4,144,054	$3,993,734

LIABILITIES
Accounts payable & other liabilities	$506,866	$501,423
Short-term debt	204,166	159,279
Income Taxes	60,633	35,360
Accrued expenses	313,075	375,264

Total Current Liabilities	$1,084,740	$1,071,326
Long-term debt	548,611	561,747
Accrued pension cost	209,052	246,692
Accrued postretirement benefits cost	519,792	513,771
Other non-current liabilities	84,556	103,131

Total Liabilities	$2,446,751	$2,496,667

SHAREHOLDERS’ EQUITY	1,697,303	1,497,067

Total Liabilities and Shareholders’ Equity	$4,144,054	$3,993,734

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended		For the nine months ended
	Sept 30	Sept 30	Sept 30	Sept 30
(Thousands of U.S. dollars) (Unaudited)	2006	2005	2006	2005

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$46,546	$39,831	$187,177	$165,400
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	49,640	53,066	151,226	160,765
Other	6,302	207	(1,548)	(4,203)
Changes in operating assets and liabilities:
Accounts receivable	54,808	13,460	(14,082)	(110,262)
Inventories	(29,495)	(37,512)	(57,837)	(162,106)
Other assets	(9,945)	(52)	(8,732)	(28,671)
Accounts payable and accrued expenses	(45,434)	2,374	(73,963)	79,190
Foreign currency translation loss (gain)	1,116	(1,854)	(9,891)	5,581

Net Cash Provided by Operating Activities	73,538	69,520	172,350	105,694

INVESTING ACTIVITIES
Capital expenditures	(74,490)	(45,379)	(179,419)	(128,605)
Other	4,896	2,937	6,158	6,847
Divestments	—	848	(2,723)	11,729
Acquisitions	(4,299)	(73)	(4,299)	(6,629)

Net Cash Used by Investing Activities	(73,893)	(41,667)	(180,283)	(116,658)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(15,049)	(13,824)	(43,170)	(41,238)
Net proceeds from common share activity	3,967	18,160	22,066	30,740
Net borrowings (payments) on credit facilities	26,848	(37,533)	15,122	38,399

Net Cash Provided (Used) by Financing Activities	15,766	(33,197)	(5,982)	27,901

Effect of exchange rate changes on cash	(94)	1,469	2,567	(4,799)

Increase (Decrease) in Cash and Cash Equivalents	15,317	(3,875)	(11,348)	12,138
Cash and Cash Equivalents at Beginning of Period	$38,752	$66,980	$65,417	$50,967

Cash and Cash Equivalents at End of Period	$54,069	$63,105	$54,069	$63,105